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                                                                    EXHIBIT 10.1

                    GENERAL RELEASE AND SEPARATION AGREEMENT


         Simmons Bedding Company (previously named Simmons Company), a corporation incorporated under the laws of the State of Delaware ("Company"), and Simmons Company (previously named THL Bedding Holding Company), a corporation incorporated under the laws of the State of Delaware ("Holdings") (collectively Company and Holdings are referred to herein as "Simmons"), and Robert W. Hellyer ("Executive") hereby enter into this General Release and Separation Agreement ("Separation Agreement"), contracting and agreeing as follows:

1. SEPARATION DATE AND EMPLOYMENT AGREEMENT. The parties agree that Executive's last day of employment with Company is June 30, 2005 (the "Separation Date"). Executive acknowledges and agrees that except as specifically set forth below, the Employment Agreement dated as of December 19, 2003 among Holdings, Company and Executive (the "Employment Agreement") is terminated. Executive further agrees that effective as of the Separation Date, he will be removed from all officer and director positions with Simmons and any of its subsidiaries and affiliates and agrees to sign any letters or other documents on or after such date acknowledging the same.

2. CONSIDERATION PERIOD. Executive acknowledges that Executive was given this Separation Agreement to consider on June 30, 2005 which was revised and given to him again on August 3, 2005 after negotiations with his attorney, and that Executive has twenty-one (21) days to consider whether to sign the same. Executive is hereby advised to consult a lawyer before signing this Separation Agreement.

3. EFFECTIVE DATE. Executive may accept this Separation Agreement only by signing, initialing and dating this Separation Agreement in the spaces provided and delivering the Separation Agreement to Simmons Bedding Company, Attention:
Rhonda Rousch, Corporate Human Resources, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328, no later than Company's normal close of business on the later of (a) the twenty-second (22nd) day following Executive's receipt of this Separation Agreement or (b) if the twenty-second (22nd) day following receipt is a Saturday, Sunday or legal holiday in the State of Georgia, the next day that is not a Saturday, Sunday or legal holiday. Time is of the essence as it pertains to this Section 3. The "Effective Date" of this Separation Agreement shall be seven (7) days after the date on which Executive signs and delivers the Separation Agreement pursuant to this Section, so long as Executive has not revoked the Separation Agreement pursuant to Section 4 below.

4. REVOCATION. Executive may revoke this Separation Agreement at any time within seven (7) days after signing and delivering it to Simmons by notifying Simmons Bedding Company, Attention Rhonda Rousch, Corporate Human Resources, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328, in writing of Executive's decision to revoke.

5. SEPARATION BENEFITS. Provided that Executive satisfies the conditions of this Separation Agreement and does not revoke this Separation Agreement, Company will do the following:

         (a) Pay to Executive his unpaid salary through the Separation Date. Such amount will be paid at the next regular pay period after the Separation Date.

         (b) Pay to Executive the portion of the Annual Bonus due, if any, in accordance with the calculation set forth in Section 9.4(2) of his Employment Agreement. Such amount will be paid within 15 days of the last day of the month in which the Effective Date occurs.

         (c) Pay to Executive the gross amount of $940,000, which equals two (2) years of Executive's current salary of $470,000 per year. This amount, less legal deductions, will be paid in accordance with Executive's current pay schedule for a period from July 1, 2005 to June 30, 2007 (the "Severance Pay Period") provided that the first payment shall not be made until after the expiration of the revocation period, and which first payment will include any missed payments between the first payment due date and the expiration of the revocation period.

         (d) (i) Executive and Executive's Dependents (as defined below) may continue to participate in the Company's medical, dental and vision plans at the same level of participation that was in effect immediately prior to the Separation Date until the earlier of (i) June 30, 2007 or (ii) the date on which the Executive commences other employment in connection with which the Executive receives medical and dental benefits substantially comparable to those made available by the Company (including self employment or engaging in an enterprise as a sole proprietor or partner). Executive shall continue to pay for such coverage at the same rate or rates that apply from time to time to active employees for comparable coverage. Notwithstanding the foregoing, if the benefit plan for which Executive is currently enrolled is no longer offered by Simmons, then Executive through June 30, 2007 will be eligible to participate in the plan offered to current Simmons' associates that is most similar to, but does not offer greater benefits than, Executive's plan as of the

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Separation Date. Executive must pay Executive's portion by deductions from
Executive's severance payments. The 18 month period during which benefits under the Consolidated Omnibus Budget Reconciliation Act (aka COBRA) are available to Executive and his Dependants shall begin on the Separation Date and run concurrently with the benefits available under this Section 5(d)(i).

                  (ii) After June 30, 2007 but only until Executive commences other employment in connection with which the Executive receives medical and dental benefits substantially comparable to those made available by the Company (including self employment or engaging in an enterprise as a sole proprietor or partner), Executive may elect to continue the same coverage for Executive and Executive's enrolled and qualified spouse as of the Separation Date for the rest of their natural lives by paying the current full group premium cost plus an administrative fee. To elect this coverage, Executive shall notify Simmons in writing on or before June 30, 2007 in a letter addressed to Simmons Bedding Company, Attn: Corporate Benefits Department, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 (or such other address of which Simmons notifies Executive in writing) and thereafter Executive shall make the monthly payments in accordance with the payment instructions below.

                  (iii) Beginning in 2006, the new medical and dental rates will be communicated to the Executive before December 31 of the prior year. Executive is required to complete all necessary forms required during the open enrollment period each year. Notwithstanding the foregoing, if the benefit plan for which Executive is currently enrolled is no longer offered by Simmons during the periods listed above, then Executive will be eligible to participate in the plan offered to current Simmons' associates that is most similar to, but does not offer greater benefits than, Executive's plan as of the Separation Date, during the periods outlined above. Further, if Executive discontinues his coverage under the Company's medical or dental plans at any time, he will no longer be entitled to any of the benefits described in this Section 5(d) after such date.

                  (iv) After the Severance Pay Period expires, all payments shall be made by sending a check made payable to Simmons Bedding Company by the 1st of each month to Simmons Bedding Company, Attn: Corporate Benefits Department, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 (or such other address of which Simmons notifies Executive in writing). If Simmons has not received Executive's check in the full amount by the 5th of each month, then all benefits for Executive and Executive's qualified Dependents will be immediately cancelled. If Executive commences other employment in connection with which the Executive receives medical and dental benefits substantially comparable to those made available by the Company (including self employment or engaging in an enterprise as a sole proprietor or partner), he shall immediately notify Simmons in a letter addressed to Simmons Bedding Company, Attn: Legal Department, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 (or such other address of which Simmons notifies Executive in writing).

                  (v) As used herein, a "Dependent" is a dependent of Executive enrolled and qualified in Simmons' medical, dental and/or vision plans immediately prior to the Separation Date and will only continue to be a "Dependent" hereunder for as long as he or she continues to be qualified as outlined in the applicable health plan documents. Simmons reserves the right from time to time to require proof from Executive that Executive's Dependents are still considered qualified under the applicable health plan documents.

                  (vi) Nothing contained herein shall give Executive any rights to any other Simmons' sponsored benefits, including without limitation, long term disability, short term disability, and retirement contributions, except as permitted under those plans for retired associates.

         (e) Pay all verified and approved expense reports submitted by Executive to Company within two (2) weeks of the Separation Date in accordance with Company's current policies, practices and procedures.

         (f) Provide a neutral employment reference. Executive must direct all reference requests to the Executive Vice President of Human Resources of Simmons Bedding Company.

         (g) Executive agrees that if Executive subsequently engages in activities prohibited by Section 10 below, then the Company may thereafter immediately terminate and shall not be required to continue on behalf of the Executive or his dependents and beneficiaries any compensation provided for in this Section 5 other than those benefits that the Company may be required to maintain for the Executive under applicable law.



6. REPURCHASE OF SHARES.

   (a) Class A Shares.


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     (i) Pursuant to Section 3.5(b)(i) of the Securityholders Agreement dated as of December 19, 2003 (the "SH Agreement") between Executive and Holdings, Holdings hereby calls the 34,534.52 Class A shares that Executive currently owns at the Fair Market Value (as defined in the SH Agreement) as of the end of the second fiscal quarter of 2005 as determined by the Board at its next regularly scheduled board meeting. The Call Notice (as that term is defined in the SH Agreement) shall be deemed to have been given as of the Effective Date of this Separation Agreement. The Call Closing (as that term is defined in the SH Agreement) will take place at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 on the later of (i) the date that is ten
     (10) business days after the final determination of the Fair Market Value by the Board members and (ii) the date that is thirty (30) days after the Effective Date of this Separation Agreement.


     (ii)Upon the Board of Directors' determination of the current Fair Market Value of the Class A shares, Holdings agrees to provide Executive an affidavit signed by the Executive Vice President and Chief Financial Officer of Holdings which (i) identifies the ranges of the stock value for the Class A stock as determined by the outside third party who does such valuations on behalf of Holdings and (ii) states that the Board determination of the current Fair Market Value was consistent with past practices in making such determinations. Executive agrees that such information is considered Confidential Information under the terms of
     Section 5.1 of the Employment Agreement and represents and warrants that he will not disclose to any third party or use for his own benefit or gain the information provided in the affidavit with the only exception being that this information may be disclosed to his attorneys at Rogers & Hardin LLP who represented him in the negotiation of this Separation Agreement.


         (b) Class B Shares. Pursuant to Section 2(b) and 3(a) of the Senior Manager Restricted Stock Agreement (the "RSA") dated as of December 19, 2003 by and among Executive and Holdings, the vesting of Executive's Restricted Class B stock has terminated; and Holdings now exercises the following rights:

                  (i) Executive had 23,658 Class B shares vest on March 22, 2005. Holdings intends to exercise its right to repurchase these vested shares no earlier than September 22, 2005.


                  (ii) Based on the six (6) full months that Executive was employed in 2005, Executive has an additional 15,772 shares that may potentially vest if Holdings meets the performance requirements for 2005 as set forth in
Section 2(a)(i)(A) of the RSA. For the portion, if any, of these shares that vest pursuant to such performance requirements, Holdings intends to exercise its right to repurchase these vested shares no less than one-hundred eighty (180) days from the Measurement Date (as defined in the RSA) in 2006 for those shares. For the portion, if any, of these shares that do not vest pursuant to the performance requirements for 2005, then Holdings will repurchase these unvested shares at Executive's original purchase price of one penny per share within thirty (30) days of the Measurement Date in 2006 for those shares.


                  (iii) For all Class B shares that have vested or that do vest pursuant to Section 6(b)(i) and (ii) above, Executive and Simmons agree that, notwithstanding any terms previously agreed to by the parties, such vested shares will be repurchased by Holdings at the then current Fair Market Value (as defined in the RSA) at the time of such repurchase as determined by the Board of Directors of Simmons.


                  (iv) Holdings hereby exercises its right to repurchase 86,746 of the Executive's unvested Class B shares at Executive's original purchase price of one penny per share, or $867.46, which amount will be paid within thirty (30) days of the Effective Date of this Separation Agreement. (Under the terms of the RSA, Executive ceases vesting in the stock after Executive's employment terminates and therefore none of the 63,088 Class B shares that might have vested in 2006 and 2007 will vest, and 15,772 of the 31,544 Class B shares that would have been available for vesting based on the performance requirements for 2005 will not vest because Executive was not working for the entire last six
(6) month(s) of 2005. Further, an additional 7,886 Class B shares that were subject to vesting based on the performance objectives for 2004 did not vest.) These shares shall be deemed repurchased upon payment by Simmons to Executive.


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         (c) Executive further agrees that the obligations of Holdings to make payments pursuant to this Section 6(a) and 6(b) are subject to there being no Cash Deferral Condition existing (as such term is defined in Section 3(d) of the RSA and Section 3.5(a)(iv) of the SH Agreement).

7. RELEASE.

                  (a) Subject to Executive's right to revoke this Separation Agreement as stated above, by signing this Separation Agreement, Executive gives up and releases Simmons, each subsidiary and affiliate of Company or Holdings, or both; and their respective employee welfare benefit plans, employee retirement benefit plans, successors and assigns (including, in their representative capacities, all present and former shareholders, directors, officers, partners, fiduciaries, agents, representatives and employees of those companies and other entities) (collectively the "Released Parties") from and promises never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Released Parties with respect to any and all rights and claims that Executive may have against the Released Parties, including without limitation any and all rights and claims to or for attorneys' fees, whether or not Executive presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Executive may have under, or arising out of, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; and any other federal, state or local statute, ordinance, executive order, or common law. Executive specifically releases any and all claims of/for discrimination on the basis of age, gender, race, national origin, religion and/or retaliation. These rights and claims also include, but are not limited to, any and all rights and claims that Executive may have under any agreement or contract (other than this Separation Agreement). This release includes any and all claims that might exist at the time Executive executes this Separation Agreement, whether known or unknown to Executive. These rights and claims do not include any rights or claims which arise after the date on which Executive signs and delivers this Separation Agreement to Company or any vested rights Executive has (if any) under any retirement benefit plan sponsored by Company, and do not include any rights or claims existing under this Separation Agreement.

                  (b) Executive further gives up and releases Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc., its successors and assigns (including all present and former shareholders, directors, officers, partners, fiduciaries, agents, representatives and employees of those companies and other entities) (collectively the "HLHZ Released Parties") from and promises never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the HLHZ Released Parties with respect to any and all rights and claims that Executive may have against the HLHZ Released Parties relating to his employment with Company or his investments in Holdings, including without limitation any and all rights and claims to or for attorneys' fees, whether or not Executive presently is aware of such rights or claims or suspects them to exist.

                  (c) The Company and Holdings give up and release Executive from and promise never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Executive with respect to any and all rights and claims that the Company or Holdings may have against the Executive, including without limitation any and all rights and claims to or for attorneys' fees, whether or not the Company or Holdings presently is aware of such rights or claims or suspects them to exist. These rights and claims also include, but are not limited to, any and all rights and claims that the Company or Holdings may have under any agreement or contract (other than this Separation Agreement, the SH Agreement, RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder). This release includes any and all claims that might exist at the time the Company and Holdings execute this Separation Agreement, whether known or unknown to the Company or Holdings. These rights and claims do not include any rights or claims which arise after the date on which the Company and Holdings sign and deliver this Separation Agreement, and do not include any rights or claims existing under this Separation Agreement, the SH Agreement, RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder.

8. FALSE CLAIMS REPRESENTATIONS, COOPERATION AND PROMISES: Executive has disclosed to Company any information Executive has concerning any conduct involving Simmons or any affiliate that Executive has any reason to believe may be unlawful. Executive promises to cooperate fully with Simmons in any investigation Simmons or any affiliate undertakes into matters occurring during Executive's employment with Simmons or any affiliate. Executive agrees that, as and when requested by Simmons, Executive will fully cooperate with Simmons or any affiliate in effecting a smooth transition of Executive's responsibilities to others. If requested by Simmons, Executive will promptly and fully respond to all inquiries from Simmons or any affiliate and its representatives relating to any claims or lawsuits which relate to matters occurring during Executive's employment with Simmons. If Executive is contacted as a potential witness to any claim or in any litigation, Executive will notify Simmons of any such contact or request within two (2) days after learning of it and will permit Simmons to take all steps it deems to be appropriate, if any, to prevent Executive's involvement, or to be present during any such discussions. This section does not prohibit Executive's participation as a witness to the extent otherwise legally required, but does require that Executive provide Simmons with notice and the opportunity to object and/or participate. Before Executive discloses any Simmons' information or engages in any other activity that could


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possibly violate the promises Executive has made herein, Executive promises that
Executive will discuss Executive's proposed actions with the Executive Vice President of Human Resources at (770) 392-2596, who will advise Executive in writing whether the proposed actions would violate these promises.

9. NO ADMISSION. This Separation Agreement does not constitute an admission by the Released Parties of any liability to Executive, and Executive understands and agrees that the Released Parties deny any liability to Executive.

10. OBLIGATIONS AND RESTRICTED ACTIVITIES. In consideration of the benefits as set forth herein, and other good and valuable consideration, the adequacy of which Executive acknowledges, Executive, intending to be legally bound, agrees to continue to be bound by the obligations and restrictions as set forth in Sections 5, 6(A) through (D), 6.1, 6.2, 6.4, 6.6 and 7 of the Employment Agreement and terms shall remain binding and enforceable during the periods set forth therein. Defined terms as used in those Sections 5, 6(A) through (D), 6.1, 6.2, 6.4, 6.6 and 7 of the Employment Agreement shall have the specific meanings as defined in Section 13 of the Employment Agreement.

11. GENERAL

         (a) The Company agrees to pay Rogers & Hardin LLP up to $3,500 for its services to Executive in negotiating this Separation Agreement. Such payment will be made upon receipt of an itemized invoice identifying the attorneys who provided such services, the services performed and the amount of time and the date such services were performed; which invoice shall be provided to the General Counsel for Simmons. The payment will be made within 45 days of the receipt of such invoice but in no case earlier than the Effective Date of this Separation Agreement.

         (b) This Separation Agreement contains the entire agreement of Simmons with Executive and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Executive's employment with Company and its termination and all related matters, including the Employment Agreement, excluding only Executive's rights and obligations, if any, that survive the Employment Agreement as specifically set forth above. The parties further agree that no amendment or modification of this Separation Agreement shall be valid or binding upon any of them unless made in writing and signed by all parties hereto. The Separation Agreement does not affect ongoing rights and obligations of the parties under the SH Agreement, RSA and any related agreements concerning Class A or Class B stock held by Executive after the Effective Date.

         (c) This Separation Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever. This Separation Agreement shall not be assignable by Executive but shall be freely assignable by Simmons.

         (d) Simmons and Executive intend for every provision of the Separation Agreement to be fully enforceable. If a court with jurisdiction of this Separation Agreement determines that all or part of any provision of this Separation Agreement is unenforceable for any reason, Simmons and Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Separation Agreement.

         (e) This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof.

         (f) This Separation Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12. EXECUTIVE'S FULL REVIEW. Executive acknowledges that Executive has read this entire Separation Agreement, that Executive fully understands its meaning and effect, that Executive's counsel has answered any questions Executive may have and that Executive has voluntarily signed this Separation Agreement.



                       [SIGNATURES ON THE FOLLOWING PAGE]


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         IN WITNESS WHEREOF, Executive and a duly authorized representative of
Company and Holdings have signed this Separation Agreement to be effective as provided herein.

                          Simmons Bedding Company


                          By:  /s/ Rhonda C. Rousch        Date:  August 9, 2005
                               ---------------------              --------------
                               Rhonda C. Rousch
                               Executive V.P. Human Resources

                          Simmons Company:


                          By:  /s/ Rhonda C. Rousch        Date:  August 9, 2005
                               ---------------------              --------------
                               Rhonda C. Rousch
                               Executive V.P. Human Resources


                          Executive:


                               /s/ Robert W. Hellyer       Date:  August 9, 2005
                               ----------------------             --------------
                               Robert W. Hellyer





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